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                                                                     EXHIBIT 3.1


                                 AMENDED AND RESTATED
                              ARTICLES OF INCORPORATION
                                          OF
                             OCWEN FINANCIAL CORPORATION

                                      ARTICLE I

                                    CORPORATE NAME


The name of this corporation is:

                             Ocwen Financial Corporation


                                      ARTICLE II


                                   PRINCIPAL OFFICE

The address of the principal office and the mailing address of this corporation are:

                 1675 Palm Beach Lakes Boulevard
                 West Palm Beach, Florida 33401

                                     ARTICLE III

                                    CAPITAL STOCK

     The total number of shares of all classes of capital stock that this corporation shall have authority to issue shall be 220,000,000, of which 200,000,000 shares shall be shares of Common Stock, par value $.01 per share, and 20,000,000 shares shall be shares of Preferred Stock, par value $.01 per share.

     The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

     (A) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:


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           (1)   the designation of and number of shares constituting such
                 series;

           (2) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;

           (3) whether the shares of such series shall be subject to redemption by this corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

           (4) the terms and amounts of any sinking fund, if any, provided for the purchase or redemption of the shares of such series;

           (5) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of this corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

           (6) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

           (7) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

           (8) the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, this corporation.

     (B) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holder of any such series shall have no voting power whatsoever.

                                      ARTICLE IV

                  AFFILIATE TRANSACTIONS; CONTROL-SHARE ACQUISITIONS

     This corporation hereby expressly elects not to be governed by Fla. Stat.
Section 607.0901, as the same may be amended or supplemented.



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     Fla. Stat. Section 607.0902, as amended or supplemented, shall not apply to control-share acquisitions of shares of this corporation.

                                      ARTICLE V

                                   INDEMNIFICATION

     This corporation shall, to the fullest extent permitted by the provisions of Fla. Stat. Section 607.0850, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.



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